UNITED STATES
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Victory Capital Holdings, Inc.

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Victory Capital Holdings, Inc. (the “Company”) issued an earnings press release on November 4, 2026 and held a conference call on November 5, 2026 regarding third quarter 2026 financial results. Below are excerpts from the earnings press release, conference call transcript and accompanying presentation containing information relating to the Company’s special meeting of stockholders to be held on November 17, 2026. The excerpts from the conference call transcript have been edited to correct erroneous transcriptions and garbled statements.

Earnings Press Release

Quote from David Brown, the Company’s Chairman and CEO

“In August 2026, we announced a definitive agreement to acquire First Eagle Investments. Acquiring First Eagle Investments is a transformational transaction that will add size and scale across our business and allow us to increase our distribution footprint inside and outside the United States. Additionally, it will add a differentiated global value multi-asset capability, complementary equity and fixed income capabilities, a scaled CLO and alternative credit platform, along with a track record of years of positive net flows, including year to date through the end of September 2026, as well as strong investment performance. Our teams are deeply engaged in integration planning and working toward closing. We expect the transaction to close by the end of the first quarter of 2027, subject to customary closing conditions, including certain regulatory approvals and client consents.”

***

Conference Call Script

Live Call: Thursday, November 5, 2026, 7:00 am CT

David Brown

Chairman and CEO

In August we announced a definitive agreement to acquire First Eagle Investments, which I will go into in more detail later in the presentation.

[…]

Turning to slide 11, I would like to provide a brief update on our pending acquisition of First Eagle Investments. As we said when we announced the transaction in August, this is a transformational acquisition for Victory Capital. When we close, we will have greater size and scale across every part of our business, giving us even more capacity to invest in our investment teams, our distribution, technology, data and our people.

The investment capabilities are complementary to what we have today. First Eagle adds a differentiated global value multi-asset capability, complementary equity and fixed income capabilities, and a scaled CLO and alternative credit platform. First Eagle manages approximately $222 billion in AUM, 92% of its rated mutual fund and ETF AUM carries a 4- or 5-star overall Morningstar rating, and it has generated positive net flows in each of the last three years and year to date in 2026.

The transaction meaningfully expands our U.S. distribution. First Eagle’s products are used by approximately 103,000 U.S. financial advisors and roughly 3 million end investors, along with over 700 institutional clients. Internationally, both firms work with Amundi today, so this deepens a strategic partnership that is already working incredibly well for us.

This is also an area where our organic and inorganic growth strategies come together. We are acquiring a business that is already growing, which adds to the organic momentum I described earlier. And our business becomes more diversified, more durable and more resilient across all market environments and cycles.

Our teams are deeply engaged in integration planning together with the First Eagle team. We continue to work towards closing by the end of the first quarter of 2027, subject to customary closing conditions. Our special meeting of stockholders to approve the share issuance is scheduled for November 17.

As I said in August, integration is a core competency of our firm. It is work we know how to do, done by people who have done it many times before. We are on track with our net expense synergy target of $280 million, 35% accretion target to annualized 2027 adjusted earnings per share and timing targets in reference to close and net expense synergies we communicated at the announcement of the transaction.

[…]

Slide 12 places First Eagle in the context of our longer-term journey. Since our management buyout in 2013, every step of our growth has been intentional. On a pro forma basis including First Eagle, our AUM will have grown by more than 3,000% since 2013. Each acquisition has made our platform stronger, more durable and ultimately more competitive, and each one has positioned us to do the next.

The opportunity set remains deep, with more than 110 investment firms managing between $50 billion and $200 billion, and more than 35 firms between $200 billion and $500 billion. Our immediate focus is on closing and integrating First Eagle, and we remain committed to our goal of $1 trillion in assets under management over time.

[…]

Strategic acquisitions remain our primary and best use of capital. We have closed 8 strategic acquisitions since 2013, and that disciplined approach has driven our adjusted earnings per share with tax benefit to grow at a compound annual rate of approximately 21% since our IPO, with quarterly adjusted EPS up nearly 400% over that period. That is what step-change growth looks like in practice, and First Eagle will continue and enhance that pattern.

[…]

Michael Policarpo

President, Chief Financial and Administrative Officer

On a GAAP basis, operating income was $137.7 million and net income was $1.11 per diluted share. GAAP results this quarter include higher acquisition-related costs associated with the First Eagle transaction.

[…]

Acquisition-related expenses rose to $17.1 million on transaction costs primarily associated with First Eagle. And non-cash equity compensation increased on the accelerated performance share vesting as two vesting hurdles were achieved in the quarter.

[…]

We enter the First Eagle transaction from a position of strength. Our leverage is below 1 times, we have fully committed financing in place, and the free cash flow characteristics of our business give us the ability to fund the transaction, de-lever at a quick pace and continue returning capital to shareholders along the way.

Q&A:

Craig Siegenthaler (Analyst, Bank of America): So our first one is on the net flow dis-synergy potential relating to the First Eagle merger. You know, we’ve heard your commentary around the strategic distribution opportunities from putting their funds on the Victory platform. But in the past, large asset manager combinations can also create near-term flow dis-synergies. So how are you underwriting potential client attrition, consultant re-underwriting, product overlap or distribution issues around the integration? And just remind us what’s embedded in your accretion assumptions?

David Brown: I’ll take the flow part and then Mike can talk about the accretion. I would first say that we’ve gone back and looked at our previous acquisitions, and I think Pioneer is the best example. And we just did not see any flow dis-synergies based on the tactics we use. And if you look at how we do the integration, how we work with putting the sales teams together and the way specifically the First Eagle products are distributed, we don’t think there will really be any flow dis-synergies to speak of or really anything that concerns us.

You know, that platform has grown for the last three calendar years, it’s positive year to date, the performance on most of the products is excellent, and we really think it’s actually—when we close, we think we’ll hit the ground running and really be able to expand the distribution. So our assumptions are really around a positive synergy as opposed to a dis-synergy. And I think we have done eight acquisitions in the last 13 years and have learned a lot along the way and some things to avoid, and we’ll put those things in practice as we close at the end of the first quarter.

Michael Policarpo: And I could jump in on the assumptions that we have in the accretion that we’ve put out there. You know, we have a, what I’ll call, a conservative normalized level of organic growth with respect to the combined organization. Dave mentioned that we anticipate the opportunity for revenue synergies and expansion based on putting the business together. We have not included that expansion in the accretion numbers. So it’s a modest, very conservative view, single digits with respect to organic growth.

Craig Siegenthaler: Thanks. And I think your stock is the top-performing asset manager stock on a three-, five-year basis. So these deals have really worked well in your favor. My second one is a similar one but a different angle. It’s on retaining and motivating investment talent. But First Eagle’s value is really tied to the investment talent behind that franchise. Can you discuss the retention arrangements for the key investment teams? How much of their employee economics are rolling into Victory and also what the long-term incentive structure looks like once any transaction-related retention awards run off?

David Brown: Three-, five-year and actually since our IPO are the best-performing asset manager, Craig, as you know. But we’ll use the same tactics we’ve used with all of our acquisitions on First Eagle. The teams will be on a revenue share, and then all of what they do will be exactly as we have with our other investment franchises, which has worked out really well from a retention perspective. The First Eagle investment professionals are excited to join our platform.

They’re excited to be part of something larger. I think they’re excited to come from a really great environment and continue that in our environment. So we will use really nothing different than what we’ve used in the past, which has worked pretty successfully. And I think it’s a proven group of incentives that we use. And ultimately it comes down to, for these investment franchises—and it will for First Eagle—is, if they perform well, they have a great opportunity to grow their client list, to grow their assets under management.

They have a great opportunity to kind of practice their craft of investing in a really positive environment. And I think they enjoy coming in and then being incentivized if they’re successful.

[…]

Michael Cho (Analyst, JP Morgan): Great. Appreciate all that color. If I could just quickly follow up on fee rate, Mike. You gave the annual guide. We're almost halfway through the fourth quarter. It seems like the fourth quarter should see a modest uplift, at least quarter-over-quarter, just based on the annual guide. And then if I just look into '27, if there's anything you want to call out in terms of the cadence of some of these annual payments that touch in terms of the quarterly cadence and anything else you want to call out in terms of the addition of the First Eagle assets. We can all try to back into some of the impact, but wanted to give you a chance to call anything out.

Michael Policarpo: Thanks, Michael. Yeah, with respect to Q3 and then Q4 with respect to the fee rate, the decline from Q2 to Q3 really was with respect to some of the annual fees that were recorded in Q2. We had in excess of $50 million recorded in Q2. That number was significantly lower, about $500,000 in Q3. As we look forward for Q4, we’ll see a modest uptick in fee rates just based on what we anticipate for the fourth quarter. Hard to give specific timing.

I think we’ve said that the first half of the year usually has the lion’s share of some of those annual fees that we record. But I think that’s how to think about it, and I do think you’re right. The guidance we’ve given is 46 to 47 basis points over the full cycle, and year-to-date we’re 46.3, and we kind of reiterated that guidance as we enter the fourth quarter here as well. With respect to First Eagle, you know the fee rate that exists at First Eagle is higher than the fee rate at Victory. And so post the transaction closing, we would anticipate our fee rate guidance to go up—really just as a math exercise of taking their higher fee rate and combining our fee rate together with the assets. We’ll give a little bit more guidance as we get closer to it, but it should increase into the low to mid-50s is kind of the expectation. That’s post the close of the deal, which is anticipated at the end of Q1 next year.

[…]

Benjamin Budish (Analyst, Barclays): Hi, good morning, and thanks for taking my question. Maybe just following up on that last bit, Mike, it sounds like the expectations are pretty well understood for the sort of annual fees in the back half of the year. Could you maybe just remind us what is the typical seasonality? I know first half should be a little bit stronger than second half. Was there anything unusual in Q2? Is that a decent guide for what Q2 of next year looks like? How much of those are tied to true annual true-ups versus performance-based benchmarks? Would be helpful to get a little more color given the magnitude of those fees in the last couple of quarters.

Michael Policarpo: Yeah, I think as we’ve said, if you look at it over the full course of a year, it’s going to be single-digit percentage of our total revenue. And they’re really, as you highlighted, they’re kind of true-ups from an annual perspective with respect to mechanics that are both performance-related, AUM-related. They do tend to happen in the first half of the year predominantly, although we do have some institutional clients that crystallize, if you will, in other quarters as well. So it really is kind of a mixed bag. I would say what you saw for trend-wise in 2026 by quarter is a fair representation. Obviously the levels could change, you know, based on our investment performance as well as some of the other mechanics that drive some of those fees. But I think as we sit here today, if you look at kind of the cadence for 2026, I think that’s a fair representation going forward. Obviously that will be subject to the completion of the First Eagle transaction, which may have some different dynamics as well, which we can give guidance on as we get closer.

Closing Remarks:

David Brown: As a reminder, our special meeting of stockholders to vote on the share issuance in connection with the First Eagle Investments transaction will be held on November 17.

***

Earnings Presentation

First Eagle Adds Scale, Diversification and Distribution Reach $222Bn AUM Added from First Eagle 92% of rated AUM achieved a 4 or 5 Star Overall Rating by Morningstar 3 Years of consecutive positive Net Flows, plus YTD 2026 Complementary Fit Wider product set: Adds a differentiated global value multi-asset capability, complementary equity and fixed income capabilities and a scaled CLO and alternative credit platform Diversification: Our business becomes stronger, more durable, and resilient through various market environments and cycles Scale: Meaningfully expands revenue, EBITDA and cash flow generation, inclusive of net expense synergies Integration: work ongoing ahead of expected close by end of Q1 2027 Expanded U.S. and International Distribution Pro Forma Asset Mix Data as of July 31, 2026. U.S. financial advisor, end investor and institutional client figures are First Eagle standalone. Share of AUM in First Eagle mutual funds and ETFs rated by Morningstar ; unrated funds excluded. Global Multi-Asset | 27% U.S. Equity | 21% Fixed Income | 18% Solutions | 16% Non-U.S. Equity | 9% CLOs | 5% Alternatives | 3% Money Market | 1% Adds ~103,000 U.S. financial advisors Adds ~3.0MM U.S. end investors Adds ~740 Institutional clients Amundi International network 11

Our Journey to $1 Trillion AUM

VictoryCapital

A History of Step-Change Growth Through Disciplined Acquisitions

3,111% growth in Pro Forma AUM

VictoryCapital MBO 2013	MUNDER Capital Management 2014	RS Investments 2016	USAA Investments 2019	WESTEND Advisors 2021	PIONEER Investments 2025	First Eagle Investments Announced Aug 2026	Pro Forma
$18Bn AUM	*+$18Bn AUM*	*+$17Bn AUM*	*+$81Bn AUM*	*+$19Bn AUM*	*+$114Bn AUM*	*+$222Bn AUM*	*$578Bn AUM*
	~100% of AUM	~50% of AUM	~127% of AUM	~12% of AUM	~68% of AUM	~62% of AUM	
						Expected to close by end of Q1 2027	

A track record of successful acquisitions

A Wide-Ranging Acquisition Opportunity Set

$10Tr Total AUM	**$11Tr** Total AUM	**$11Tr** Total AUM	**$41Tr** Total AUM
>3,000 Investment Firms	**>110** Investment Firms	**>35** Investment Firms	**20** Investment Firms
<$50Bn ***Strategic***	**$50-$200Bn** ***Focus***	**$200-$500Bn** ***Focus***	**>$500Bn** ***Opportunistic***

12

$41Tr Total AUM 20 Investment Firms >$500Bn Opportunistic $11Tr Total AUM >35 Investment Firms $200-$500Bn Focus $11Tr Total AUM >110 Investment Firms $50-$200Bn Focus $10Tr Total AUM >3,000 Investment Firms <$50Bn Strategic $18Bn AUM +$18Bn AUM ~100% of AUM +$17Bn AUM ~50% of AUM +$81Bn AUM ~127% of AUM +$19Bn AUM ~12% of AUM +$114Bn AUM ~68% of AUM +$222Bn AUM ~62% of AUM $578Bn AUM Our Journey to $1 Trillion AUM MBO 2013 2014 2016 2019 2021 2025 Pro Forma A History of Step-Change Growth Through Disciplined Acquisitions A Wide-Ranging Acquisition Opportunity Set 3,111% growth in Pro Forma AUM A track record of successful acquisitions 12 Announced Aug 2026 Expected to close by end of Q1 2027 Pro Forma AUM represents Victory Total Assets as of September 30, 2026 combined with First Eagle AUM as of July 31, 2026 Source: Aggregated data provided by Simfund datasets, October 2025.

Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. federal and non-U.S. securities laws. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “will,” “would,” “could,” “should,” “may” and similar expressions, or by discussions of strategy, objectives or future performance. These statements include, without limitation, statements regarding the expected timing and completion of the proposed acquisition of First Eagle Investments (“First Eagle”); the anticipated benefits of the transaction, including expected net expense synergies, earnings accretion, revenue, Adjusted EBITDA, Adjusted EBITDA margin, fee rate, organic growth and net flows; pro forma financial, operating and asset under management metrics; the Company’s expected capital structure, indebtedness, net leverage and pace of de-levering; the expected treatment of First Eagle’s investment teams, brands, products and platforms following closing; statements regarding the Company’s longer-term growth objectives; and the future performance of the combined company. Forward-looking statements are not historical facts. They reflect the Company’s current expectations, estimates and assumptions, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies that are difficult to predict, and are not guarantees of future performance. Actual results may differ materially.

Although it is not possible to identify all such risks and factors, they include, among others: the risk that one or more conditions to closing is not satisfied and that the transaction is not completed on the anticipated timeline or at all, including the failure to obtain required regulatory approvals or required client and fund board consents; the risk that the merger agreement is terminated; the risk that the Company’s shareholders do not approve the issuance of equity in connection with the transaction; dilution to existing shareholders resulting from the issuance of common stock and non-voting convertible preferred stock, including on a fully diluted, as-converted basis; risks relating to the financing of the transaction, including the availability, cost and terms of debt financing, prevailing interest rates, the Company’s ability to syndicate the financing on expected terms, the substantial increase in the Company’s indebtedness, restrictions imposed by the terms of that indebtedness, and the Company’s ability to de-lever on the anticipated timeline; the possibility of adverse changes in the Company’s credit ratings; the risk that anticipated net expense synergies are not realized in the amounts or within the timeframe expected, or at all, and that the costs to achieve them exceed current estimates; risks relating to integration, including the diversion of management attention, the retention of key investment professionals, distribution personnel and other employees, the retention of clients and assets, the integration of operations, technology and administrative functions, and decisions regarding branding and the rationalization of products, strategies or teams; the fact that financial and operating information regarding First Eagle used in preparing the estimates in this communication is derived from a privately held company, has not been independently verified or audited, and is based in part on representations of First Eagle’s management and on the Company’s due diligence, which may prove incomplete or inaccurate; risks relating to investment performance and net client cash flows, including that historical net flows, investment performance and Morningstar ratings are not indicative of future results and that ratings and rankings are subject to change; the sensitivity of assets under management, revenue and earnings to conditions in the financial markets and to changes in interest rates, credit spreads and asset valuations; the Company’s dependence on third-party distribution relationships, including its global distribution arrangements; competitive pressure and ongoing consolidation in the asset management industry; the incurrence of significant transaction, financing and integration expenses; the risk of litigation or regulatory proceedings relating to the transaction; general economic, market, geopolitical and regulatory conditions; and the other risks and factors described under “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the U.S. Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This communication is being issued in connection with the proposed acquisition of First Eagle by the Company. In connection with the acquisition, on October 16, 2026, the Company filed a definitive proxy statement with the SEC. The definitive version of the proxy statement was mailed to the Company’s stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain, free of charge, copies of the proxy statement and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov or the investor relations section of the Company’s website at https://ir.vcm.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider and vote upon the approval of the share issuance in connection with the proposed transaction. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the transaction, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement relating to the proposed acquisition, which was filed with the SEC on October 16, 2026. Information relating to the Company’s executive officers and directors can also be found in the Company’s proxy statement for its 2026 annual meeting of stockholders filed with the SEC.